SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 13)*

KEURIG DR PEPPER INC.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

49271V100

(CUSIP Number)

Joachim Creus

Piet Heinkade 55

Amsterdam, 1019 GM

The Netherlands

Tel.: +31 202 355 000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies To:

Paul T. Schnell, Esq.

Sean C. Doyle, Esq.

Maxim O. Mayer-Cesiano, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Tel.: (212) 735-3000

March 8, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.   ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB BevCo B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (1) (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of common stock, par value $0.01 per share (“Common Stock”), of Keurig Dr Pepper Inc. (“KDP”) that may be deemed to be beneficially owned by JAB BevCo B.V. (“JAB BevCo”), after giving effect to the transactions described in Item 4.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024 as set forth in the Annual Report on Form 10-K (the “Latest Periodic Report”), filed by KDP with the United States Securities and Exchange Commission (the “Commission”) on February 22, 2024, after giving effect to the Repurchase (as defined in Item 4) by KDP.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: Acorn Holdings B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. Acorn Holdings B.V. (“Acorn”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Acorn. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Acorn that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Coffee & Beverages Holdings 2 B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Coffee & Beverages Holdings 2 B.V. (“Holdings 2”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Holdings 2. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Holdings 2 that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Coffee & Beverages Holdings B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Coffee & Beverages Holdings B.V. (“Holdings”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Holdings. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Holdings that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Coffee & Beverages B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Coffee & Beverages B.V. (“JAB C&B”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of JAB C&B. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by JAB C&B that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Forest B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Forest B.V. (“Forest”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Forest. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Forest that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Holdings B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Holdings B.V. (“JAB Holdings”) may be deemed to have beneficial ownership of the shares held by JAB BevCo since JAB BevCo is an indirect subsidiary of JAB Holdings. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by JAB Holdings that it is the beneficial owner of any of the common stock held by JAB BevCo for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Investments S.à r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Investments S.à r.l. (“JAB Investments”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of JAB Investments. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by JAB Investments that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: JAB Holding Company S.à r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2)(see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. JAB Holding Company S.à r.l. (“JAB Holding Company”) may be deemed to have beneficial ownership of such shares since JAB BevCo is a indirect subsidiary of JAB Holding Company. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by JAB Holding Company that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: Joh. A. Benckiser S.à r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. Joh. A. Benckiser S.à r.l. (“Joh. A. Benckiser”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Joh. A. Benckiser. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Joh. A. Benckiser that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: Agnaten SE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. Agnaten SE (“Agnaten”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Agnaten. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Agnaten that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

CUSIP No. 49271V100
1.	NAMES OF REPORTING PERSONS: Lucresca SE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
None
8. SHARED VOTING POWER
296,487,357 (1) (see Items 4 and 5)
9. SOLE DISPOSITIVE POWER
None
10. SHARED DISPOSITIVE POWER
296,487,357 (1) (see Items 4 and 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 296,487,357 shares of Common Stock (see Items 4 and 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 21.9% of Common Stock (2) (see Item 5)
14.	TYPE OF REPORTING PERSON HC

(1) This represents the aggregate voting and dispositive power of shares of Common Stock that may be deemed to be beneficially owned by JAB BevCo. Lucresca SE (“Lucresca”) may be deemed to have beneficial ownership of such shares since JAB BevCo is an indirect subsidiary of Lucresca. Neither the filing of this Statement on Schedule 13D nor any of its contents shall be deemed to constitute an admission by Lucresca that it is the beneficial owner of any of the common stock referred to herein for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(2) The percentage ownership is based upon 1,352,591,010 shares of Common Stock issued and outstanding as of February 20, 2024, as set forth in the Latest Periodic Report, after giving effect to the Repurchase.

EXPLANATORY NOTE

This Schedule 13D/A constitutes Amendment No. 13 (“Amendment No. 13”) to and amends and supplements the prior statement on Schedule 13D as filed on July 19, 2018, as amended by Amendment No. 1 filed on May 16, 2019, Amendment No. 2 filed on May 28, 2019, Amendment No. 3 filed on March 9, 2020, Amendment No. 4 filed on May 22, 2020, Amendment No. 5 filed on June 12, 2020, Amendment No. 6 filed on August 19, 2020, Amendment No. 7 filed on September 9, 2020, Amendment No. 8 filed on November 19, 2020, Amendment No. 9 filed on November 14, 2022, Amendment No. 10 filed on May 3, 2023, Amendment No. 11 (“Amendment No. 11”) filed on March 4, 2024 and Amendment No. 12 filed on March 7, 2024 (as so amended, the “Schedule 13D”), by (i) JAB BevCo B.V. (formerly known as Maple Holdings B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“JAB BevCo”), (ii) Acorn Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of JAB BevCo (“Acorn”), (iii) JAB Coffee & Beverages Holdings 2 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of Acorn (“Holdings 2”), (iv) JAB Coffee & Beverages Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of Holdings 2 (“Holdings”), (v) JAB Coffee & Beverages B.V. (formerly known as Acorn Top Holding B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of Holdings (“JAB C&B”), (vi) JAB Forest B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of JAB C&B (“Forest”), (vii) JAB Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of Forest (“JAB Holdings”), (viii) JAB Investments S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, which is the parent company of JAB Holdings (“JAB Investments”), (ix) JAB Holding Company S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, which is the parent company of JAB Investments (“JAB Holding Company”), (x) Joh. A. Benckiser S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, which is a parent company of JAB Holding Company (“Joh. A. Benckiser”), (xi) Agnaten SE, a private company incorporated under the laws of Luxembourg, which is a parent company of Joh. A. Benckiser (“Agnaten”), and (xii) Lucresca SE, a private company incorporated under the laws of Luxembourg, which is a parent company of Joh. A. Benckiser (“Lucresca”, and together with JAB BevCo, Acorn, Holdings 2, Holdings, JAB C&B, Forest, JAB Holdings, JAB Investments, JAB Holding Company, Joh. A. Benckiser and Agnaten, the “Reporting Persons”). Except as set forth herein, the Schedule 13D as previously amended remains applicable.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended and supplemented as follows:

On March 8, 2024, the Offering (as defined in Amendment No. 11) closed with respect to the Repurchase (as defined in Amendment No. 11).

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and supplemented as follows:

(a) – (b) JAB BevCo beneficially owns 296,487,357 Shares, which represents 21.9% of the issued and outstanding Shares as of February 20, 2024, as set forth in the Annual Report on Form 10-K (the “Latest Periodic Report”) filed by KDP with the United States Securities and Exchange Commission (the “Commission”) on February 22, 2024 (after giving effect to the Repurchase).

Each of Acorn, Holdings 2, Holdings, JAB C&B, Forest, JAB Holdings, JAB Investments, JAB Holding Company, Joh. A. Benckiser, Agnaten and Lucresca may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to share with JAB BevCo the power to vote or dispose, or to direct the voting or disposition of, the 296,487,357 Shares beneficially owned by JAB BevCo. Therefore, for the purpose of Rule 13d-3, each of such Reporting Persons may be deemed to be the beneficial owners of an aggregate of 296,487,357 Shares.

Peter Harf purchased 171,821 Shares in the Offering. As of the date hereof, Mr. Harf may be deemed to be the beneficial owner of an aggregate of 3,802,205 Shares, which represents 0.3% of the issued and outstanding Shares as of February 20, 2024, as set forth in the Latest Periodic Report (after giving effect to the Repurchase). The amount beneficially owned by Mr. Harf includes 6,143 Shares acquired upon the vesting of restricted stock units on March 4, 2024.

Olivier Goudet purchased 171,821 Shares in the Offering. As of the date hereof, Mr. Goudet beneficially owns 3,706,401 Shares, which represents 0.3% of the issued and outstanding Shares as of February 20, 2024, as set forth in the Latest Periodic Report (after giving effect to the Repurchase). The amount beneficially owned by Mr. Goudet includes 6,143 Shares acquired upon the vesting of restricted stock units on March 4, 2024.

As of the date hereof, Mr. Creus beneficially owns 142,236 Shares, which represents less than 0.1% of the issued and outstanding Shares as of February 20, 2024, as set forth in the Latest Periodic Report (after giving effect to the Repurchase).

Except as set forth in this Item 5, none of the Reporting Persons, and, to the best knowledge of the Reporting Persons, none of the persons named in Schedule A to the Schedule 13D beneficially owns any Shares. Neither the filing of this Amendment No. 13 nor any of its contents shall be deemed to constitute an admission by the Reporting Persons that it is the beneficial owner of any Shares.

(c) Except as disclosed in this Schedule 13D, none of the Reporting Persons, and to the best knowledge of the Reporting Persons, none of the persons named in Schedule A to the Schedule 13D, has effected any transactions in the Shares during the past 60 days.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 12, 2024

JAB COFFEE & BEVERAGES B.V. JAB COFFEE & BEVERAGES HOLDINGS B.V. JAB COFFEE & BEVERAGES HOLDINGS 2 B.V. JAB FOREST B.V. JAB HOLDINGS B.V.

By:	/s/ Frank Engelen
Name:	Frank Engelen
Title:	Managing Director

By:	/s/ Sebastiaan Wolvers
Name:	Sebastiaan Wolvers
Title:	Managing Director

ACORN HOLDINGS B.V.

By:	/s/ Rafael Cunha
Name:	Rafael Cunha
Title:	Managing Director

By:	/s/ Sebastiaan Wolvers
Name:	Sebastiaan Wolvers
Title:	Managing Director

JOH. A. BENCKISER S.À R.L

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Managing Director

By:	/s/ Jonathan Norman
Name:	Jonathan Norman
Title:	Managing Director

JAB HOLDING COMPANY S.À r.l. JAB INVESTMENTS S.À R.L.

By:	/s/ Frank Engelen
Name:	Frank Engelen
Title:	Manager

By:	/s/ Jonathan Norman
Name:	Jonathan Norman
Title:	Manager

AGNATEN SE
LUCRESCA SE

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Authorized Representative

JAB BEVCO B.V.

By:	/s/ Sebastiaan Wolvers
Name:	Sebastiaan Wolvers
Title:	Managing Director

By:	/s/ Leo Burgers
Name:	Leo Burgers
Title:	Managing Director